Exhibit 4(i)


                           SIGA PHARMACEUTICALS, INC.

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of February 10, 1998, by and between SIGA PHARMACEUTICALS, INC. (the "Company"), a Delaware corporation having its principal offices at 666 Third Avenue, 30th Floor, New York, NY 10017, and MEDIMMUNE, INC., a Delaware corporation having its principal offices at 35 W. Watkins Mill Road, Gaithersburg, MD 20878 ("MedImmune").

                                   BACKGROUND

     A. MedImmune is selling, transferring and assigning its right, title and interest to certain patents, inventions, discoveries and other technology and information to the Company (the "Transfer") pursuant to a Technology Transfer Agreement between the Company and MedImmune, dated as of the date hereof (the "Technology Transfer Agreement").

     B. In consideration of the Transfer, MedImmune will acquire from the Company 335,530 shares of the Company's Common Stock, par value $.0001 ("Common Stock") upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and for other good and lawful considerations, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree:

                                    AGREEMENT

     1. Sale of Stock.

     1.1 Authorization. The Company has duly authorized the issuance and sale of 335,530 shares of Common Stock (the "Shares") which are being issued and sold in accordance with the terms of this Agreement.

     1.2 Sale. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) the Company shall sell and issue to MedImmune, and MedImmune shall purchase the Shares in exchange and as full consideration for the Transfer.

     1.3 Closing. The acquisition and sale of the shares shall take place at the offices of the Company's counsel, Eilenberg & Zivian, New York, NY as of the date of this Agreement, or at such other time and place as the Company and MedImmune shall mutually agree orally or in writing (which time and place are referred to herein as the "Closing"). At the Closing, the Company will deliver to MedImmune certificate(s) representing the Shares.


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     1.4 Legend. The certificate(s) representing the Shares to be issued at
Closing will bear the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT WHICH IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY."

     2. Representations and Warranties of the Company. The Company does hereby represent and warrant to MedImmune that:

     2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to own or lease and to operate its properties and to conduct its business as presently conducted, and to enter into and perform this Agreement and the "Registration Rights Agreement" (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company.

     2.2 Authority. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights and remedies of creditors generally and as may be limited by general equitable principles.

     2.3 Non-Contravention. The execution and delivery of, performance under and compliance with this Agreement and the Registration Rights Agreement by the Company will not violate any provision of law or any order of any court or government agency, and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute, with or without the passage of time or the giving of notice, a default under, or give to any person the right to exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, or require a consent or waiver under, its Certificate of Incorporation or By-laws (each as amended and presently in effect) or any material indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound.


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     2.4 Capitalization. The authorized capital stock of the Company
(immediately prior to the Closing) is 25,000,000 shares of Common Stock, par value $.0001 per share, of which 3,367,182 shares are issued and outstanding, and 10,000,000 shares of undesignated preferred stock, par value $.0001 per share, of which no shares are issued. All of such outstanding common shares have been validly issued and are fully paid and non-assessable. Except as set forth in the "SB-2" (as defined below), there are no outstanding rights of first refusal, preemptive rights or other rights, options (except for stock options granted under the Company's stock option plans), warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of shares of its capital stock. The Company has not previously entered into any agreement with respect to any of its securities granting any registration rights to any person, other than the Registration Rights Agreement.

     2.5 Validity of Shares. The Shares have been duly authorized and reserved for issuance and, upon their issuance and delivery in accordance with the terms hereof, will be (i) validly issued, fully paid and non-assessable, and (ii) free and clear of any liens or encumbrances except as specifically contemplated by the Registration Rights Agreement, and (iii) issued in compliance with all applicable federal and state securities laws. The Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws or regulations, and may not be sold unless they are subsequently so registered or an exemption from such registration is available.

     2.6 Compliance with Law. The Company is not in default with respect to any judgment, order, writ, injunction, decree or award, and the Company is not in violation of, and the business of the Company is presently being conducted so as to comply in all material respects with, its Certificate of Incorporation, By-laws and applicable Federal, state and local governmental laws and regulations, all to the extent necessary to avoid any material adverse effect on the business, properties or financial condition of the Company.

     2.7 Governmental Consent, etc. The Company is not required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any governmental authority as a condition to or in connection with the valid execution, delivery and performance of this Agreement and the Registration Rights Agreement, the valid offer, sale or delivery of the Shares, or the performance by the Company of its obligations in respect thereof.

     2.8 Taxes. The Company has filed or caused to be filed, or will file within the time period prescribed by law, all federal and state income tax returns which are required to be filed and has paid or caused to be paid all taxes to the extent that such taxes have become due and payable, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. The Company has paid or caused to be paid, or has established reserves adequate in all material respects, for all Federal income tax liabilities and state income tax liabilities applicable to the


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Company for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

     2.9 Actions Pending. There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any properties or rights of the Company before any courts, governmental bodies, arbitration boards or other tribunals, which if decided adversely to the Company could reasonably be expected, individually or in the aggregate, to result in any material adverse change in the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

     2.10 Possession of Franchises, Licenses, etc. The Company possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities that are necessary in any material respect for the ownership, maintenance and operation of their respective properties and assets, and to conduct the businesses now conducted, and the Company is not in violation of any thereof in any material respect.

     2.11 Trademarks, Patents, etc. The Company owns free and clear of liens and encumbrances, or possesses the right to use to the extent necessary in its businesses on terms deemed commercially reasonable in the exercise of the Company's business judgement, all material trade secrets, trademarks, trade names, copyrights, patents, patent rights, computer software, licenses, intellectual property rights and other assets considered to be "intangible assets" in accordance with generally accepted accounting principles (collectively, "Intangible Assets") that are necessary in any material respect to the conduct of its business as now operated. To the knowledge of the Company, all material Intangible Assets of the Company are currently valid and enforceable in accordance with the terms under which such material Intangible Assets are owned or held by the Company.]] No Intangible Asset, to the knowledge of the Company, conflicts with or infringes the valid trade secret, trademark, trade name, copyright, patent, patent right or other Intangible Asset of any other person. To the knowledge of the Company, no third party is infringing any material Intangible Asset of the Company. For purposes of this Agreement, the term "Intangible Asset" excludes any item of intellectual property transferred or otherwise assigned by MedImmune to the Company contemporaneously with this Agreement.

     2.12 SEC Reports and Financial Statements. The Company's Registration Statement on Form SB-2 filed on March 10, 1997, as amended (the "SB-2") was in substantial compliance with the requirements of its report form on the date of filing, and the SB-2 does not or did not, on the date of filing or the date as of which information is set forth therein, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading. The financial statements included in the SB-2, including in each case the related notes, fairly present the financial position of the Company as


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of the respective dates of said balance sheets and the results of the operations of the Company for the respective periods covered by said statements of operations and retained earnings and changes in financial position, and have been prepared in accordance with generally accepted accounting principles consistently applied by the Company throughout the periods involved and the Company has no knowledge of any material liabilities contingent or otherwise, not reflected in said balance sheet as of said date or in the SB-2. As of the date hereof, there has been no material adverse change in the financial position or results of operation of the Company since the date of such financial statements.

     2.13 No General Solicitation. The sale of the Shares hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act. In connection with the issuance and sale of the Shares, no form of general solicitation or general advertising was used by the Company or any of its representatives including, but not limited to advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

     2.14 Title to Property and Assets. The Company owns its property and assets (exclusive of Intangible Assets) free and clear of all liens and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases, the failure with which to comply would materially and adversely affect the financial position and results of operations of the Company, and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, which liens, claims or encumbrances would materially and adversely affect the financial position and results of operations of the Company.

     2.15 No Finder's Fees. The Company has not retained any finder, broker, agent or other party with respect to the sale of Shares to MedImmune pursuant to this Agreement, and the Company has not incurred any liability or otherwise become obligated for any brokerage fees, commissions, finder's fees or investment banking fees in connection with the sale of the Shares to MedImmune pursuant to this Agreement.

     2.16 Environmental Laws. The property, assets and operation of the Company are in compliance with all applicable federal, state or local laws, rules, orders, decrees, judgments, injunctions, licenses, permits or regulations relating to environmental matters (collectively, the "Environmental Laws"), except to the extent that failure to comply with such Environmental Laws would not have a material adverse effect on the financial position or results of operations of the Company.

     2.17 Employee Benefit Plans. Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the

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rules and regulations promulgated thereunder, as in effect from time to time
("ERISA"), maintained by the Company or any ERISA Affiliate (as defined below) of the Company is in compliance in all material respects with those provisions of ERISA and the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") which are applicable to it. Neither the Company nor any of its ERISA Affiliates maintain (or has ever maintained), contributed to (or has ever contributed to) or has any liability with respect to any Plan or any Multiemployer Plan. For purposes of this Section 2.17: (a) "ERISA Affiliate" means any trade and business (whether or not incorporated) which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code; (b) "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA; and (c) "Plan" means any employee benefit plan which is subject to the provisions of Title IV of ERISA.

     3. Representations of MedImmune. MedImmune represents and warrants to the Company that:

     3.1 Investment. MedImmune is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof which would be in violation of the securities laws of the United States, and any sale, transfer or other disposition of any Shares will be made in compliance with all applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

     3.2 Authority. MedImmune has full power and authority to enter into, to perform under and comply with this Agreement and this Agreement constitutes the valid and binding obligation of MedImmune enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws limiting the rights and remedies of creditors generally and as may be limited by general equitable principles.

     3.3 Independent Investigation. MedImmune, in entering into this Agreement, has relied upon an independent investigation made by it and its representatives, if any. In making its investment decision to purchase the Shares, MedImmune is not relying on any oral or written representations or assurances from the Company or any of its employees, representatives or agents other than as set forth in this Agreement.

     3.4 Accredited Investor. MedImmune is an Accredited Investor as such term is defined in the Securities Act, Rule 501(a).

     3.5 Non-Contravention. The execution of, performance under and compliance with this Agreement and the Registration Rights Agreement by MedImmune will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute, with or without the passage of time or the giving of notice, a default under, or require a consent or waiver under, any indenture, lease, agreement


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or other instrument to which MedImmune is a party or by which MedImmune or any of its properties is bound except as would not have a material adverse effect on MedImmune's ability to perform its obligations hereunder or pursuant to the Registration Rights Agreement.

     4. Closing Conditions. The obligations of each of the parties hereto shall be subject to the satisfaction or waiver of each of the following conditions:

     4.1 Execution of Agreements. The execution and delivery of the Technology Transfer Agreement, the other agreements and instruments referenced therein, and the Registration Rights Agreement of even date with this Agreement between the parties (the "Registration Rights Agreement").

     4.2 No Judgments or Actions. There shall not be in effect a judgment, order or decree of a court of competent jurisdiction that prevents or delays the consummation of the transactions contemplated hereby. There shall not be any actions, suits, investigations or proceedings pending or to the best knowledge of the Company threatened against or affecting the Company or its properties which, if adversely determined, would interfere with or adversely affect the issuance of the Shares.

     4.3 Representations and Warranties. The representations and warranties of the parties hereto shall have been true when made and shall be true at and as of the Closing as though made at and as of such date.

     4.4 Approvals and Consents. The Company shall have received all consents and approvals required in connection with the issuance of the Shares, including, without limitation, those required by law and any contract or agreement to which the Company is a party.

     4.5 Officer's Certificate. The Company shall have delivered the certificate of an executive officer of the Company to the effect that the foregoing conditions to closing have been satisfied, unless waived by Purchaser.

     4.6 Legal Opinion. A written opinion of Eilenberg & Zivian, counsel to the Company, in the form attached to this Agreement as Exhibit A.

     4.7 Satisfactory Proceedings. All proceedings taken in connection with the sale of the Shares and all documents relating thereto shall be satisfactory in form and substance to the Company and MedImmune.

     5. Adjustment Upon Changes in Capitalization. In the event of any change in the Company's common stock prior to the Closing by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the number of Shares provided for hereunder shall be adjusted proportionately.


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     6 Additional Covenants

     6.1 Press Release. Neither of the parties shall issue any press release relating to the sale and acquisition of the Shares and related matters contemplated hereby without the prior approval of the other party, such approval not to be unreasonably withheld. Notwithstanding the foregoing, the parties acknowledge that certain of the material terms of this Agreement are disclosed in the SB-2 and may be described in MedImmune's and the Company's respective filings with the Securities and Exchange Commission and applicable stock exchanges.

     6.2 Confidentiality. Subject to Section 6.1 hereof, each party, on its own behalf and on behalf of its representatives and agents, agrees not to use or disclose to third parties any information (i) relating to the contents of this Agreement, (ii) obtained from the other party in connection with the transactions contemplated by this Agreement, or (iii) any relating to the financial affairs of the other party obtained pursuant to the terms of this Agreement or the Registration Rights Agreement (the "Confidential Information"), and will keep all such information confidential; provided that the restrictions imposed by this Section 6.2 shall not apply to the disclosure of any information which (a) was rightfully known by the receiving party at the time of disclosure,
(b) is or becomes generally available to the public other than as a result of any breach of the provisions of this Agreement, (c) is rightfully obtained from a third party who is not under similar restrictions of confidentiality and without breach of this Agreement, (d) is independently developed without reference to the Confidential Information, or (e) is required to be disclosed by law or is disclosed upon a party becoming legally compelled to disclose, if, in any such case, such party has used its best efforts to afford the other party the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the Confidential Information required to be so disclosed.

     7. Miscellaneous.

     7.1 Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     7.2 Termination. This Agreement may be terminated by mutual written consent of the parties hereto or by either party if the other party breaches this Agreement.

     7.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by cable, telegraph or telex, Federal Express or other recognized overnight courier, by mail (registered or certified mail, postage prepaid, return receipt requested) or by facsimile transmission to the respective parties as follows:

     If to MedImmune to:

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                  MedImmune, Inc.
                  35 W. Watkins Mill Road
                  Gaithersburg, MD 20878
                  Attn: David M. Mott
                  Telephone: (301) 527-[[____]]
                  Facsimile: (301) 527-4200

                  With a copy to:

                  Dewey Ballantine
                  1301 Avenue of the Americas
                  New York, NY  10019
                  Attention: Frederick W. Kanner
                  Telephone: (212) 259-8000
                  Facsimile: (212) 259-6333

                  If to the Company, to:

                  SIGA Pharmaceuticals, Inc.
                  666 Third Avenue, 30th Floor
                  New York, NY 10017
                  Attn.: David H. de Weese
                  Telephone: (212) 681-4970
                  Facsimile: (212) 986-2399

                  With a copy to:

                  Eilenberg & Zivian
                  666 3rd Avenue, 30th Floor
                  New York, NY 10017
                  Attn.: Jeffrey D. Abbey, Esquire
                  Telephone: (212) 986-2468
                  Facsimile: (212) 986-2399

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     7.4 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Company or MedImmune in connection herewith shall survive the execution and delivery of this Agreement, the sale and purchase of the Shares and any disposition thereof, regardless of any investigation made by or on behalf of MedImmune or the Company, as the case may be.

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     7.5 Indemnification.

     (a) The Company agrees to indemnify MedImmune and each officer, director, employee and affiliate thereof (each a "Medimmune Indemnified Party") for, and hold each MedImmune Indemnified Party harmless from and against: (i) any and all damages, losses and other liabilities of any kind, including without limitation judgements and costs of settlement, and (ii) any and all reasonable out-of-pocket costs and expenses of any kind, including without limitation reasonable fees and disbursements of one counsel for all MedImmune Indemnified Parties (all of which expenses shall be periodically reimbursed as incurred) ((i) and (ii) above collectively referred to as "MedImmune Losses"), in each case suffered or incurred in connection with
     (A) any investigative, administrative or judicial proceeding or claim, brought or threatened by a third party, relating to or arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby and thereby by the Company, (B) any material inaccuracy or alleged material inaccuracy in any representation or warranty made by the Company in this Agreement, and (C) any breach or alleged breach by the Company of any covenant or agreement made in this Agreement, except in each case for all MedImmune Losses suffered by such persons as a result of the gross negligence or willful misconduct of any MedImmune Indemnified Party.

     (b) MedImmune agrees to indemnify the Company and each officer, director, employee and affiliate thereof (each a "Company Indemnified Party") for, and hold each Company Indemnified Party harmless from and against: (i) any and all damages, losses and other liabilities of any kind, including without limitation judgements and costs of settlement, and (ii) any and all reasonable out-of-pocket costs and expenses of any kind, including without limitation reasonable fees and disbursements of one counsel for all Company Indemnified Parties (all of which expenses shall be periodically reimbursed as incurred) ((i) and (ii) above collectively referred to as "Company Losses"), in each case suffered or incurred in connection with (A) any investigative, administrative or judicial proceeding or claim, brought or threatened by a third party, relating to or arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby and thereby by MedImmune, (B) any material inaccuracy or alleged material inaccuracy in any representation or warranty made by MedImmune in this Agreement, and (C) any breach or alleged breach by MedImmune of any covenant or agreement made in this Agreement, except in each case for all Company Losses suffered by such persons as a result of the gross negligence or willful misconduct of any Company Indemnified Party.

     7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflict of laws thereof.


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     7.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.8 Entire Agreement. This Agreement, the Technology Transfer Agreement and the Registration Rights Agreement, and all other agreements executed by the parties as contemplated by the foregoing Agreements, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and thereof.







                              *****END OF TEXT*****














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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


                                        SIGA PHARMACEUTICALS, INC.


                                        By: /s/ David H. de Weese
                                            -----------------------------------
                                                David H. de Weese
                                                President and Chief
                                                       Executive Officer



                                        MEDIMMUNE, INC.


                                        By: /s/ David Mott
                                            -----------------------------------
                                                Name: David Mott
                                                Its: President









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